NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
EVP/Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 ext. 3346

PRESSTEK DELIVERS STRONG SECOND QUARTER 2005 RESULTS
Strong Growth in Presstek Core Business

Hudson, NH-July 28, 2005-Presstek, Inc. (Nasdaq:PRST), a leading provider of digital imaging technology, today announced financial results for the second quarter ended July 2, 2005.

Second Quarter Financial Highlights
-Solid Q2 EPS growth of 7 cents, compared to 1 cent in Q1 2005;
-Two percentage-point increase in consolidated gross margins;
-End of Q2 debt-net-of-cash of $22.0 million, compared to $33.2 million at beginning of year;
-Q2 EBITDA of $6.0 million, compared to $4.9 million in Q1 2005

President and Chief Executive Officer Edward J. Marino said, “The company made some tough decisions in the second quarter around certain strategic initiatives that cost us some revenue in the second quarter. These decisions have positioned us with a higher quality of revenue and, we believe, better growth prospects for the future. Even while supporting these strategic initiatives, the company turned in a great quarter. We made considerable progress in the second quarter of 2005, much of which is visible in our reported quarterly performance, and much of which will be felt in subsequent quarters.”

Marino continued, “For the second quarter, we reported strong earnings results; we are seeing continued growth in our core Presstek digital products; and, we are ahead of expectation on the integration of our businesses since the acquisition of ABDick late last year. One of the most encouraging signs in the quarter was the rapid start up of the ABDick sales force in the sell through of Presstek technology products, which resulted in measurable contributions from the ABDick channel on Presstek products in less than 90 days of selling. This is significant considering that these accomplishments occurred simultaneously with the strategic decision to conduct large scale digital training of ABDick’s North American sales and service force.”

Consolidated Results
Marino said, “During the second quarter of 2005, the company took the strategic initiative to shed unprofitable sales at both its ABDick and Precision businesses, resulting in the company reporting consolidated revenue of $69.7 million in the second quarter, essentially equal to compared to $70.4 million in the first quarter of 2005.”

The company reported consolidated net income for the second quarter of 2005 of $2.3 million, or $0.07 per basic and diluted share, compared to first quarter 2005 consolidated net income of $0.5 million, or $0.01 per basic and diluted share, which included special charges of $1.0 million. Excluding the special charges, first quarter 2005 net income would have been $1.5 million or $0.04 per share diluted.

Consolidated gross margins for the second quarter of 2005 were 31%, or $21.3 million, compared to 29%, or $20.1 million, in the prior quarter. The full two percentage-point increase in gross margins is primarily due to productivity gains and a more favorable product mix.

Marino said, “As mentioned last quarter, we have built a model to create better end-to-end gross margin opportunities. These strategic initiatives resulted in improved gross margins this quarter on a consolidated basis, as well as in our core business. We expect to see continued productivity gains going forward as we continue with the integration and consolidation of our businesses.”

Despite the substantial investment in training and marketing to engage the ABDick channel, operating expenses (the sum of research & development and sales, general & administrative, excluding unusual and non-recurring charges) were more favorable at $17.8 million in the second quarter of 2005, compared to $18.0 million in the prior quarter.

Executive Vice President and Chief Financial Officer Moosa E. Moosa said, “Presstek’s strong financial results were achieved as we continued to integrate ABDick into Presstek’s operations. During the second quarter we continued with our planned reduction in operating expenses through workforce reductions at ABDick. In addition, we made important investments in the training of our new sales and service teams, as well as our dealer network, in the selling and service of Presstek’s line of products. As previously mentioned, we expect to begin to see the benefits of these cost savings, expense reductions and investments in the second half of the year.”

Moosa continued, “Our cash balance at the end of the quarter was $11.1 million. We generated $12.8 million in cash from operations during the first half of the year, and reduced total debt at the end of the quarter to $33.1 million from $41.9 million at the beginning of the year. Debt-net-of-cash, was $22.0 million at the end of the second quarter, down from $33.2 million at the beginning of the year. EBITDA was $6.0 million for the quarter, compared to $4.9 million last quarter.”

Moosa continued, “The solid financials delivered in the second quarter, together with a sound operational plan, are expected to create much bigger opportunities for Presstek than had previously existed. We plan to take further steps soon which we believe will further improve Presstek’s financial performance throughout the remainder of 2005 and beyond.”

Presstek Core Business
Presstek's core DI and CTP business reported record revenue of $28.7 million in the second quarter of 2005, up 11% from $25.9 million in the first quarter, due primarily to a significant increase in DI press unit and consumable sales. Presstek core business revenue included approximately $2.0 million in initial stocking orders from ABDick, North America in order to ramp up the new channel. Excluding the stocking orders from ABDick, Presstek’s core business revenue would have been $26.7 million. Gross margins for Presstek’s core business improved significantly to 41% in the second quarter of 2005, compared to 37% last quarter. Income from operations increased substantially to $4.7 million, from $2.3 million in the previous quarter.

Moosa said, “Presstek’s core business was very strong in the second quarter of 2005, achieving the highest quarterly revenue in the company’s history, and the highest income from operations for the company in the last seven years. We are very pleased with this achievement.”

Lasertel
Marino said, “Presstek announced yesterday the completion of a major strategic move with the formation of an alliance between Lasertel and one of the world’s largest defense contractors, SELEX Sensors and Airborne Systems, which is a new company formed through a merger of BAE Systems and Finmeccanica of Italy. Selex has designated Lasertel as the preferred and primary supplier for an important category of laser components and assemblies. The transition to this new arrangement resulted in the loss of some revenue that would have ordinarily been recognized in second quarter. We expect to recover this revenue as the year progresses. The value of the initial purchases under the new Selex agreement is close to $1 million over the next three quarters.”

Presstek's Lasertel subsidiary recorded $0.7 million in revenue from sales to external customers in the second quarter of 2005, essentially the same level as the first quarter of 2005. Lasertel's loss from operations for the second quarter of 2005 was $1.1 million, compared to $0.8 million in the prior quarter.

Precision
Moosa commented, “During the quarter Precision began to selectively shed unprofitable analog sales which did not fit our strategic profile. Precision’s digital revenue, including our Anthem product line, grew by 6% over the previous quarter. We are very pleased with the operational progress made at Precision in the second quarter and with the strategic emphasis on digital.”

Precision recorded $6.2 million in revenue in the second quarter of 2005, compared with $6.7 million in the first quarter of 2005. As a result of our continued focus on efficiency, we achieved solid income from operations at Precision of $0.4 million.

ABDick
ABDick’s second quarter revenue grew to $43.0 million, from $41.2 million in the first quarter of 2005. On an operating basis, ABDick reported income from operations of $0.7 million in the second quarter of 2005, compared to income from operations of $0.2 million in the prior quarter.

Marino commented, “During the quarter ABDick focused strategically on improving the quality of revenue by shedding some unprofitable and non-strategic analog products and services. More importantly, we made substantial investments in our new business through the training of the ABDick’s sales and service teams, along with our expanded dealer network. We are delighted that this investment has already begun to show good results. The ABDick sales team has sold through a measurable number of DI presses and CTP systems within the first 90 days of training, and the sales pipeline for these products continues to build. We are pleased with ABDick’s operational performance in the second quarter, as well as with the progress of the integration.”

In Summary
Marino concluded, “Presstek has demonstrated extraordinary focus and discipline in managing its core business through two recent and significant acquisitions. In a very short period of time, the company leveraged these two strategic acquisitions to strengthen its core business and to set the company on a positive earnings growth trajectory. These accomplishments, along with other strategic initiatives, give us further confidence in our ability to meet or exceed our year-end 2005 annualized run rates of $300 million in revenue, 31% in gross margin and $18 million in operating profit.”

Conference Call
Presstek's second quarter 2005 conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, July 28, 2005. In the call the company intends to discuss second quarter 2005 earnings results and company positioning.

To participate in the call, dial (800) 510-9691, access code 21231564. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on August 4, 2005. You may also listen to a telephone replay of the call from 1:00 p.m. on July 28, 2005 to midnight on August 4, 2005, by dialing (888) 286-8010, access code 52259712.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. ABDick markets graphic arts and printing equipment and supplies for all stages of document creation - pre-press, press and post-press - and provides continuing service and support.

For more information visit www.presstek.com, www.precisionlithograining.com and www.abdick.com, or call 603-595-7000 or email: info@presstek.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability of the Company, and its core business and business segments; the expected organic and strategic growth; the ability of the Company to meet its stated financial and operational objectives; the expected expansion of the company’s served markets; the continued accretive value and cost savings of recent acquisitions, including the acquisition of ABDick; expectations regarding the successful integration of recent acquisitions; the expected benefits of the Company’s agreement with Selex; the expected effects and benefits of the company’s new product introductions; expectations regarding the sale of products in general; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenues; the ability of the company to meet its stated financial objectives, including its ability to manage recent acquisitions successfully; the ability to achieve the intended benefit of recently completed acquisitions, including the ability to successfully integrate the acquired companies; the ability of the company to maintain its financing; the company’s dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace; shortages of critical or sole-source component supplies; the availability and quality of Lasertel's laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words “looking forward,”“looking ahead,”“believe(s),”“should,”“may,”“expect(s),”“anticipate(s),”“likely,”“opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any forward-looking statements contained in this news release, except as may be required by law.

(more)

PRESSTEK, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED (In thousands, except per share data) (unaudited)
	July 2, 2005	July 3, 2004
REVENUE:
Product revenue	$57,804	$21,167
Service and parts revenue	11,916	1,530
Total revenue	69,720	22,697

COSTS AND EXPENSES:
Cost of product revenue	40,292	12,550
Cost of service and parts revenue	8,144	1,003
Research and product development	1,931	1,645
Selling, general and administrative	15,859	5,991
Total costs and expenses	66,226	21,189

INCOME FROM OPERATIONS	3,494	1,508

INTEREST AND OTHER, NET	(955)	(61)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	2,539	1,447
PROVISION FOR INCOME TAXES	200	—
NET INCOME	$2,339	$1,447

EARNINGS PER SHARE - BASIC	$0.07	$0.04

EARNINGS PER SHARE - DILUTED	$0.07	$0.04

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	35,083	34,438
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	35,611	35,364

(more)

PRESSTEK, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED (In thousands, except per share data) (unaudited)
	July 2, 2005	July 3, 2004
REVENUE:
Product revenue	$114,872	$42,522
Service and parts revenue	25,243	3,489
Total revenue	140,115	46,011

COSTS AND EXPENSES:
Cost of product revenue	81,746	25,834
Cost of service and parts revenue	16,943	2,251
Research and product development	4,053	3,321
Selling, general and administrative	31,700	11,397
Special charges	982	(296)
Total costs and expenses	135,424	42,507

INCOME FROM OPERATIONS	4,691	3,504

INTEREST AND OTHER, NET	(1,581)	(158)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	3,110	3,346
PROVISION FOR INCOME TAXES	290	—
NET INCOME	$2,820	$3,346

EARNINGS PER SHARE - BASIC	$0.08	$0.10

EARNINGS PER SHARE - DILUTED	$0.08	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	34,936	34,352
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	35,461	35,258

(more)

PRESSTEK, INC. CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)
	July 2, 2005	January 1, 2005
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,095	$8,739
Accounts receivable	36,309	38,946
Inventories	43,792	44,229
Other current assets	2,246	1,499
Total current assets	93,442	93,413

PROPERTY, PLANT AND EQUIPMENT, NET	46,094	47,372

OTHER ASSETS
Goodwill	19,917	18,888
Intangibles	11,967	10,460
Other assets	1,331	1,185
Total other assets	33,215	30,533

TOTAL ASSETS	$172,751	$171,318

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$7,000	$12,322
Accounts payable	21,652	13,394
Accrued expenses and deferred revenue	24,746	26,700
Total current liabilities	53,398	52,416

LONG-TERM DEBT, NET OF CURRENT PORTION	26,000	29,500

STOCKHOLDERS' EQUITY:
Common stock	351	349
Additional paid-in capital	104,354	102,962
Comprehensive loss	(156)	107
Accumulated deficit	(11,196)	(14,016)
Total stockholders' equity	93,353	89,402

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$172,751	$171,318

(more)

Use of Non-GAAP Measures

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), and Debt Net of Cash are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek’s management believes that EBITDA provides meaningful supplemental information regarding Presstek’s current financial performance and prospects for the future. In addition, Presstek’s management believes that Debt Net of Cash provides meaningful information of Presstek’s debt relative to its cash position. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek’s ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management’s internal comparisons to Presstek’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Reconciliation of EBITDA to Consolidated Net Income

Presstek Inc
	(In thousands)
	Q2 2005	Q1 2005
Net Income/(Loss)	$2,339	$481
Special Charges	—	982
Interest	693	576
Taxes	200	90
Depreciation/Amortization	2,788	2,754
EBITDA	$6,020	$4,883

Reconciliation of Debt Net of Cash to Debt

	(In thousands)
	Q2 2005	Q4 2004
Total Debt	$33,120	$41,942
Cash	11,095	8,739
Debt, net of cash	$22,025	$33,203

####